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                                                                   EXHIBIT 10.11


PETS.COM, INC.
5903 Christie Avenue
Emeryville, CA  94608

April 21, 1999

John Benjamin
2016 Troy Place
Vista, CA  92084

Dear John,

        On behalf of Pets.com, Inc. (the "Company"), I am pleased to offer you the position of Vice President of Merchandising of the Company. Speaking for myself, as well as the other members of the Company's management team, we are all very impressed with your experience and we look forward to working with you.

        The terms of your new position with the Company are as set forth below:

        1. POSITION.

                a. You will become Vice President of Merchandising of the Company, working out of the Company's headquarters office in San Francisco. As Vice President of Merchandising you will have overall responsibility for hiring and leading a world class team. You will report to the Company's Chief Executive Officer.

                b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

        2. START DATE. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on May 17, 1999.

        3. PROOF OF RIGHT TO WORK. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for


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employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

        4. COMPENSATION.

                a. BASE SALARY. You will be paid a monthly salary of $10,416.66, which is equivalent to $125,000. on an annualized basis. Your salary will be payable pursuant to the Company's regular payroll policy.

                b. RELOCATION EXPENSES. In connection with your relocation from Vista to San Francisco, the Company will provide you with a $25,000. Relocation allowance. In the unlikely event that you voluntarily terminate your employment with the Company before the end of six months of employment, you agree to repay the Company the relocation allowance amount, pro-rated for months of service with the Company.

        Any amounts received by you for relocation expense reimbursement will be reported as taxable income to you in the year received as required by applicable tax law.

        5. STOCK OPTIONS.

                a. INITIAL GRANT. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 90,000 shares of the Company's Common Stock ("Shares") with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the rate of 25% one year after your hire date and 1/48th per month thereafter. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 1999 Stock Plan and the Stock Option Agreement between you and the Company.

        6. BENEFITS.

             a. EMPLOYEE BENEFITS. You will be eligible for employee medical, dental and 401(k) benefits, once established by the Company. Prior to that time, the Company will reimburse you for your COBRA payments.

             b. PERSONAL TIME OFF(PTO). You will be entitled to 10 days paid time off per year, pro-rated for the remainder of this calendar year. You will begin accruing PTO from your first day of employment. After your first year, your accrual rate will increase to 15 days paid time off.

             c. COMPANY HOLIDAYS. You will be eligible for all Company
                holidays, once established by the Company.

        7. CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential


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Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date.

        8. CONFIDENTIALITY OF TERMS. You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

        9. AT-WILL EMPLOYMENT. Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

        John, we are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

This offer of employment expires at 5:00 PM (PST) on Wednesday, April 21, 1999.

                                      Very truly yours,

                                      PETS.COM, INC.


                                      /s/ Julie Wainwright
                                      -----------------------------------
                                      Julie Wainwright, Chief Executive Officer


ACCEPTED AND AGREED:


        /s/ John Benjamin
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John Benjamin


Date: April 21, 1999


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